State of  Delaware Secretary  of  State Division   of  Corporations
Delivered   11:31 AM 09/15/2016
FILED 11:31 A.IVI 09/15/2016
SR 20165796534   - File Number 6152241

STATE ofDELAWARE CERTIFICATE ofiNCORPORATION A STOCK CORPORATION

ARTICLE I.

The name of this Corporation is TAHAWI AEROSPACE CORP.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 2035 Sunset Lake Rd, Suite B-2, Newark, DE 19702. The county of the registered office is New Castle. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC..

ARTICLE III.

The total number of shares of common stock that the corporation shall be authorized to issue is
100,000,000 at $0.00001 par value.

ARTICLE IV:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLEY.

The name and mailing address of the incorporator is Marsha Siha at 17350 State Hwy 249 #220, Houston TX 77064.

ARTICLE VI.

The name and address of each initial director of the corporation is: ADAM ALTAHAWI- 205 D Chubb Ave, Lyndhusrt, New Jersey 07071
ANDY ALTAHAWI- 205 D Chubb Ave, Lyndhusrt, New Jersey 07071

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation  on the date below.

..Da.t!ed4:Sep"t)ember 15th, 20j16.
_(.

Marsha Siha, Incorporator